Exhibit 99.1

Microvision Announces Third-Quarter 2010 Results

Company Achieves Product and Technology Advancements to Drive Near- and Long-Term Growth

REDMOND, Wash.--(BUSINESS WIRE)--November 1, 2010--Microvision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today reported its operating and financial results for the third quarter of 2010. Microvision made significant progress on two strategic milestones—the planned introduction of an exciting new pico projection product in time for this holiday season and the successful lab integration of early “direct green” lasers.

The new higher-performance product, an extension of the company’s SHOWWX™ product line, strengthens Microvision’s position as a premier provider of vibrant, focus-free, plug-and-play, ultra-miniature display solutions.

This morning, the company announced that it had integrated early samples of direct green lasers from two leading manufacturers into pico projector benchtop prototypes. Once commercialized, direct green lasers are expected to provide significant advantages in price, power and size over synthetic green lasers, attributes that are necessary for high-volume consumer and automotive applications.

“We are energized about the imminent launch of our new product and recent developments in our core technology platform,” stated Alexander Tokman, president and CEO of Microvision. “These advancements, which are integral to our 2011 and long-term growth strategies, keep us optimistic for the future despite recent challenges that negatively impacted revenue for the quarter.”

Other notable achievements included:

  Increased the company’s global distribution points and began executing several new marketing and public relations campaigns to drive awareness and sell-through of its products.
  Further refined production and supply chain capabilities for PicoP®-based products, which has increased the company’s confidence that it will be in a position to deliver higher production volumes in 2011.
  Demonstrated ongoing momentum with government customers, including new contract awards totaling $1 million from the U.S. Army and U.S. Air Force for development of advanced see-through eyewear and an enhanced laser projection display system.
  Delivered head-up display demonstrators to two automakers, and provided the PicoP display engine to a third customer to incorporate into its head-up display, reflecting increased interest in customer development of automotive applications.
  Collaborated with Intel and Capcom to introduce a new gaming experience—“Infinite Reality”—which is one of many applications that leverage the unique competitive advantages of Microvision’s focus-free display technology.
  Recognized as a finalist for the CEATEC 2010 Innovation Awards in the Components category for SHOWWX.
  Raised $12.4 million in cash through its previously announced equity financing facility, strengthening the company’s balance sheet.

Financial Results

Revenue and inventory for the quarter were negatively impacted by changing customer requirements which postponed embedded and accessory product deliveries previously scheduled for the third quarter. During the quarter, the company’s previously announced embedded engine OEM customer revised the expected launch date of its high-end media player to the first half of 2011 to accommodate a longer-than-expected product development cycle. Additionally, a second customer changed its device compatibility requirements for its private-label product, impacting order fulfillment during the third quarter.

The following financial results are for the three-month and nine-month periods ended September 30, 2010, respectively, compared to the same periods a year earlier.

  Revenue was $1.3 million compared to $924,000 for the quarter, and $4.1 million compared to $2.9 million for the first nine months.
  Backlog was $18.0 million at September 30, 2010, compared to $2.0 million at September 30, 2009. The backlog was composed almost exclusively of orders for PicoP products.
  Operating loss was $12.3 million compared to $9.3 million for the quarter, and $32.9 million compared to $27.9 million for the first nine months. The increase in the operating loss was due to a higher cost of goods sold and higher operating expenses associated with the commercialization of PicoP products. The higher cost of goods sold included inventory reserves of $2.0 million for the quarter and $3.4 million for the first nine months.
  Net loss was $11.9 million, or $0.13 per share, compared to $11.5 million, or $0.15 per share for the quarter, and $32.0 million, or $0.36 per share, compared to $30.8 million, or $0.43 per share for the first nine months.
  Net cash used in operating activities for the first nine months of 2010 was $35.0 million compared to $23.4 million in the year-ago period. The increase was primarily attributable to the build-up in inventory of PicoP products to support scheduled deliveries in the second half of 2010, which subsequently were extended into the first half of 2011.
  The company ended the quarter with $21.3 million in cash, cash equivalents and investment securities.

The company will discuss its operating and financial results and current business operations during its conference call at 4:30 p.m. ET / 1:30 p.m. PT today.

Conference Call

Microvision will host a conference call today at 4:30 p.m. ET / 1:30 p.m. PT. Participants may join the conference call by dialing 866-356-3093 (for U.S. participants) or 617-597-5381 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 60813937. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site www.microvision.com/investors. The webcast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About Microvision

Microvision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit the company’s website (www.microvision.com) and corporate blog (www.microvision.com/displayground).

Forward-Looking Statements

Certain statements contained in this release, including those relating to future delivery, order fulfillment, business success, operating results, company and third party product development, and potential product benefits, in addition to statements containing “expect” and similar words, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; our customers' failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	September 30,	December 31,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$18,658	$43,025
Investment securities, available-for-sale	2,612	2,710
Accounts receivable, net of allowances	1,801	913
Costs and estimated earnings in excess of billings on uncompleted contracts	7	70
Inventory	7,713	926
Current restricted investments	305	-
Other current assets	973	751
Total current assets	32,069	48,395

Property and equipment, net	4,624	3,904
Restricted investments	1,189	1,189
Other assets	47	48
Total assets	$37,929	$53,536

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$7,693	$4,949
Accrued liabilities	3,823	4,190
Billings in excess of costs and estimated earnings on uncompleted contracts	57	55
Liability associated with common stock warrants	11	840
Current portion of capital lease obligations	44	62
Current portion of long-term debt	83	78
Total current liabilities	11,711	10,174

Capital lease obligations, net of current portion	124	157
Long-term debt, net of current portion	181	244
Deferred rent, net of current portion	792	1,070
Total liabilities	12,808	11,645

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	95	89
Additional paid-in capital	388,667	373,405
Accumulated other comprehensive loss	(31)	(33)
Accumulated deficit	(363,610)	(331,570)
Total shareholders' equity	25,121	41,891
Total liabilities and shareholders' equity	$37,929	$53,536

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Contract revenue	$221	$817	$592	$2,342
Product revenue	1,080	107	3,465	520
Total revenue	1,301	924	4,057	2,862

Cost of contract revenue	53	379	202	1,289
Cost of product revenue	4,059	720	8,555	1,504
Total cost of revenue	4,112	1,099	8,757	2,793

Gross margin	(2,811)	(175)	(4,700)	69

Research and development expense	5,920	5,839	16,961	17,165
Sales, marketing, general and administrative expense	3,555	3,283	11,260	10,764
Total operating expenses	9,475	9,122	28,221	27,929

Loss from operations	(12,286)	(9,297)	(32,921)	(27,860)

Interest income	15	45	94	188
Interest expense	(15)	(19)	(48)	(50)
Gain (loss) on derivative instruments, net	446	(2,246)	875	(3,048)
Other expense	(10)	(8)	(40)	(14)

Net loss	$(11,850)	$(11,525)	$(32,040)	$(30,784)

Net loss per share - basic and diluted	$(0.13)	$(0.15)	$(0.36)	$(0.43)

Weighted-average shares outstanding - basic and diluted	89,376	76,265	88,948	71,105

CONTACT:
Microvision, Inc.
Tiffany Bradford, 425-936-6847 (investors)
or
Edelman
Callie Snyder, 503-471-6816 (media/PR)